PERFORMANCE STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”), is made effective as of the 10th day of March, 2016, (hereinafter called the “Date of Grant”), between Team Health Holdings Inc., a Delaware corporation (hereinafter called the “Company”), and [PARTICIPANT NAME] (hereinafter called the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the Team Health Holdings Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the performance stock unit award provided for herein (the “PSU Award”) to the Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of the PSUs. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a PSU Award consisting of a contractual right to receive a number of Shares set forth in the Performance Stock Unit Grant Notice, attached hereto as Exhibit A (the “Grant Notice”) (hereinafter called the “PSUs”), subject to vesting requirements. The PSUs shall vest and become nonforfeitable and provide for delivery of the Shares underlying such PSUs in accordance with Sections 2 and 3 hereof.
2.Vesting.
(a)Subject to the conditions contained herein and the Plan, the PSUs shall vest and the restrictions on such PSUs shall lapse as provided in the Grant Notice, subject to satisfaction of the applicable “Service Vesting Condition” and “Performance Vesting Conditions”, as defined in the Grant Notice attached hereto. Notwithstanding the foregoing, in the event the Participant’s Employment with the Company is terminated (x) by the Company without Cause following the one year anniversary of the Date of Grant, or (y) due Participant’s death or disability (any such termination under clause (x) or (y), a “Qualified Termination”) prior to the Scheduled Vesting Date (as defined in the Grant Notice), then the PSUs shall remain subject to the Performance Vesting Conditions (to the extent not previously achieved) and shall be deemed to have satisfied a pro-rata portion of the Service Vesting Condition, determined on a pro-rata daily basis over the three-year period commencing on the Date of Grant through the date of such Qualified Termination.
(b)If the Participant’s Employment with the Company terminates for any reason other than due to a Qualified Termination prior to the Scheduled Vesting Date, all PSUs, to the extent not previously vested, shall be forfeited by the Participant without consideration.
(c)Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change in Control, the PSUs shall, to the extent not then vested and not previously forfeited, immediately vest (i) at deemed “Target” level performance (as set forth in the Grant Notice) to the extent the Performance Period is not completed prior to the Change in Control or (ii) based on actual performance to the extent the Performance Period is completed on or prior to the Change in Control.
3.Delivery of Shares Underlying the PSUs. Upon or as soon as practicable following the vesting of PSUs based on satisfaction of both the Performance Vesting Conditions and the Service Vesting Condition, or upon a Change in Control, as applicable under Section 2 above, the Company shall deliver to the Participant a number of Shares corresponding to such vested number of PSUs in satisfaction of the Company’s obligations to the Participant in respect of such PSUs. Accordingly, in the event of a Qualified Termination, such delivery shall occur upon or as soon as practicable following the later to occur of such Qualified Termination or the end of the Performance Period and, in any event, no later than 2½ months following such later date. Certificates evidencing the Shares delivered upon settlement of the PSUs as described in the preceding sentence shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the relevant Share delivery date; and no certificates shall be issued for fractional Shares. Notwithstanding the foregoing, the Company may elect to recognize the Participant’s ownership of Shares through uncertificated book entry. The Participant shall not be entitled to receive any Shares or other payments with respect to forfeited PSUs.
4. No Rights as a Stockholder Prior to Settlement; Dividend Equivalent Rights. The Participant shall have no voting or other shareholder rights with respect to the Shares underlying the PSUs unless and until such Shares are delivered to the Participant in accordance with Sections 2 and 3 hereof. Notwithstanding the forgoing, the Participant shall be entitled to receive dividend equivalent payments with respect to outstanding PSUs as described in this Section 4. In the event that the Company pays any cash or in-kind dividends (including dividends paid in Shares) on Shares while the PSUs are outstanding, the Company shall credit to a notional account the cash and in-kind payments that would have been payable on the Shares underlying the PSUs if such Shares would have been outstanding at the time of dividend payment, and then the Company shall pay to the Participant such cash or in‑kind amounts (adjusted for any performance components) when, and if, such corresponding Shares underlying the PSUs are delivered to the Participant pursuant to Section 3. In the event that the PSUs are forfeited pursuant to Section 2, any corresponding dividend equivalent payment rights shall also be forfeited.
5. No Right to Continued Employment. The granting of the PSUs evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.
6.Transferability. The PSUs may not, at any time prior to settlement of the underlying Shares pursuant to Section 3, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
7.Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the PSUs, their grant or vesting or any payment or transfer with respect to the PSUs, to include withholding of vested shares, and to take such additional action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.
8.Securities Laws. Upon the vesting and settlement of any PSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
9.Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
10.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.
11.PSU Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The PSU Award and the PSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
12.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.
Team Health Holdings Inc.

___________________________________
Name: Steven E. Clifton
Title: Executive Vice President and General Counsel

Participant

[PARTICIPANT NAME]

EXHIBIT A
TEAM HEALTH HOLDINGS INC. AMENDED AND RESTATED
2009 STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNIT GRANT NOTICE
[Employees]
Team Health Holdings Inc. (the “Company”), pursuant to its Amended and Restated 2009 Stock Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of performance stock units (the “PSUs”) set forth below. The PSUs are subject to all of the terms and conditions as set forth herein, in the Performance Stock Unit Award Agreement, and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan or Performance Stock Unit Award Agreement, as applicable.

Participant:	[Insert Participant Name]
Date of Grant:	[Insert Date of Grant]
Number of Performance Stock Units:	[Insert No. of Shares] Shares
Scheduled Vesting Date: Performance Period:	Third anniversary of the Date of Grant January 1, 2016 to December 31, 2017
Vesting Schedule:

1.    Performance Criteria. Subject to the Participant meeting the Service Vesting Condition, and the achievement of the Performance Components, on the Scheduled Vesting Date the applicable number of PSUs (determined based on the applicable Achievement Percentage with respect to each Performance Component), if any, shall vest. All determinations with respect to each Performance Component shall be made by the Committee and the applicable Performance Components shall not be achieved and the PSUs shall not be eligible to vest until the Committee certifies that such Performance Components have been met.
(a) Revenue Performance Component. The total number of PSUs that become vested based on the Performance Period Revenue shall be equal to (x) the total number of PSUs granted hereunder multiplied by (y) a Performance Component relative weighting factor equal to 40%, multiplied by (z) the applicable Achievement Percentage, determined as follows, and rounded down to the nearest whole PSU:

Level of Achievement	Performance Period Revenue	Achievement Percentage
Below Threshold	Less than $9.191B	0%
Threshold	$9.191B	50%
Target	$10.213B	100%
Maximum	$11.234B or above	200%

(b) EBITDA Performance Component. The total number of PSUs that become vested based on the Performance Period EBITDA shall be equal to (x) the total number of PSUs granted hereunder multiplied by (y) a Performance Component relative weighting factor equal to

40%, multiplied by (z) the applicable Achievement Percentage, determined as follows, and rounded down to the nearest whole PSU:

Level of Achievement	Performance Period EBITDA	Achievement Percentage
Below Threshold	Less than $1.015B	0%
Threshold	$1.015B	50%
Target	$1.128B	100%
Maximum	$1.240B or above	200%

(c) ROIC Performance Component. The total number of PSUs that become vested based on the Company’s ROIC shall be equal to (x) the total number of PSUs granted hereunder multiplied by (y) a Performance Component relative weighting factor equal to 20%, multiplied by (z) the applicable Achievement Percentage, determined as follows, and rounded down to the nearest whole PSU:

Level of Achievement	ROIC	Achievement Percentage
Below Threshold	Less than 10.8%	0%
Threshold	10.8%	50%
Target	12%	100%
Maximum	13.2% or above	200%

2.    Termination of Employment. Upon a termination of Employment, the Participant shall be treated in accordance with the Performance Stock unit Award Agreement.
3.    Definitions. For the purposes of this Grant Notice:
(a)“Achievement Percentage” means the percentage multiplier specified above with respect to the “Below Threshold,” “Threshold,” “Target” and “Maximum” levels for each Performance Component, or a percentage determined using linear interpolation if actual performance falls between any two levels. Notwithstanding the foregoing, in the event that actual performance does not meet the “Threshold” level for any Performance Component, as applicable, the “Achievement Percentage” with respect to such Performance Component shall be zero.
(b)“Adjusted EBITDA” means the Company’s adjusted earnings before interest, taxes, depreciation and amortization, as reported in (or otherwise calculated in a manner consistent with) the Company’s Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission.
(c) “Net Revenue” means the Company’s net revenue, as reported in (or otherwise calculated in a manner consistent with) the Company’s Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission.
(d)“Performance Components” means the Performance Period EBITDA, Performance Period Revenue and ROIC performance criteria applicable to the PSU Award.
(e) “Performance Period EBITDA” means the cumulative Adjusted EBITDA over the Performance Period.

(f) “Performance Vesting Conditions” means the achievement of the Performance Components as determined under this Exhibit A, at levels at or above threshold level performance.
(g) “Performance Period Revenue” means the cumulative Net Revenue over the Performance Period.
(h)“ROIC” means the Company’s percentage rate of return on invested capital over the Performance Period calculated as follows: net operating profit after taxes divided by Average Invested Capital.
(i)“Service Vesting Condition” means the Participant’s continued Employment with the Company through the Scheduled Vesting Date.
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